EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is dated as of August 1, 2008, by and between Encompass Group Affiliates, Inc., a Florida corporation (the “Parent”), Encompass Group Affiliates, Inc., a Delaware corporation (the “Buyer” and, collectively with the Parent, the “Buyer Parties”), Tritronics, Inc., a Maryland corporation (the “Company”), Tritronics, LLC, a Maryland limited liability company (the “Selling Company”), and the members (and certain spouses thereof) of the Selling Company listed on Schedule 2 hereto (collectively with the Selling Company, the “Sellers”). Hereinafter, Parent, Buyer, the Company and Sellers may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

The Selling Company owns all of the issued and outstanding shares of common stock, no par value (the “Shares”) of the Company.

This Agreement contemplates a transaction in which Buyer will purchase from the Selling Company all of the Shares, and the Parties will enter into certain related transactions and agreements. Hereinafter, the purchase and sale of the Shares and the other transactions contemplated hereby may be referred to as the “Transaction.”

In consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties and covenants contained herein, the Parties covenant and agree as follows with the intent to be legally bound:

AGREEMENT

1. DEFINITIONS

For purposes of this Agreement, the terms listed in Schedule 1 shall have the meanings specified or ascribed to them in Schedule 1, which is attached hereto and incorporated herein by reference as if fully set forth herein. All capitalized terms which are not defined in Schedule 1 shall have the meanings ascribed to them elsewhere in this Agreement (including the introductory paragraph and the recitals hereof).

2. Basic Transaction

2.1. Agreement to Sell; Purchase Price

Subject to the terms and conditions set forth in this Agreement, the Selling Company agrees to sell to Buyer, and Buyer agrees to purchase from the Selling Company, at the Closing (as defined in Section 2.6 hereof), all of the Shares in exchange for the payment of an aggregate purchase price (the “Purchase Price”) equal to (a) cash in an amount equal to (i) $9,000,000, minus (ii) the aggregate amount of all Indebtedness of the Company (other than the Designated Indebtedness) and Transaction Expenses, if any, outstanding as of the Closing (the “Cash Purchase Price”), (b) a subordinated promissory note issued in favor of the Selling Company (the “Promissory Note”) in the original principal amount of $1,000,000 and (c) 2,796,232,989 shares of common stock, no par value, of the Parent (the “Parent Stock”). The Cash Purchase Price is subject to adjustment following the Closing pursuant to Section 2.5 below.

2.2. Escrowed Funds

At Closing, $1,500,000 out of the Cash Purchase Price (the “Escrowed Funds”) will be placed in an interest-bearing escrow account, as security for the purchase price adjustments described in Section 2.5 hereof, if any, and the indemnification obligations of the Sellers, if any, set forth in Section 8 hereof, with a bank or trust company selected by Buyer and the Sellers (“Escrow Agent”) pursuant to an escrow agreement to be mutually agreed to among the parties.

2.3. Payment of Purchase Price and Issuance of Parent Stock

At Closing, (a) an amount equal to the Cash Purchase Price minus the Escrowed Funds shall be paid by Buyer to the Selling Company by wire transfer of immediately available funds, (b) Parent will execute and deliver to the Selling Company the Promissory Note and (c) Parent will issue and deliver to the Selling Company a certificate representing 2,796,232,989 shares of the Parent Stock, free and clear of all Encumbrances, except for any restrictions imposed by the Securities Act of 1933, as amended, and any state securities laws.

2.4. Estimated Working Capital Statement

The Sellers shall cause the Company to prepare and deliver to Buyer, no later than two (2) days prior to the Closing: (i) an estimated unaudited statement of Net Working Capital (the “Calculation Date Net Working Capital Statement”) of the Company as of the close of business on the business day immediately preceding the Closing Date (referred to herein as the “Calculation Date”), prepared in accordance with GAAP except as set forth on Section 2.4(a) of the Disclosure Schedules and except for the absence of normal recurring year-end adjustments and the absence of footnotes, and (ii) a certificate (the “Calculation Date Certificate”) signed by the Sellers and the chief executive officer of the Company and including Sellers’ calculations, certifying (A) that the Calculation Date Net Working Capital Statement was prepared on the basis described in clause (i) above and (B) a good faith estimate of the Net Working Capital of the Company as of the Calculation Date.

2.5. Post-Closing Adjustment

(a) Within seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement of the Net Working Capital of the Company as of the close of business on the business day immediately preceding the Closing Date, prepared in accordance with GAAP except as set forth on Section 2.4(a) of the Disclosure Schedules (the “Final Closing Statement”). Buyer and its accountants shall consult with Sellers’ and the accountants for the Sellers in connection with the preparation of the Final Closing Statement, shall consider any submissions from the Sellers and their accountants regarding the determination of the Final Closing Statement and shall permit Sellers and Sellers’ accountants at the earliest practicable date, subject to the execution by the Sellers and Sellers’ accountants of any reasonable release or indemnification agreement required by Buyer’s accountants, to review and make copies of all work papers, schedules and calculations used in the preparation of the Final Closing Statement.

(b) When Buyer delivers the Final Closing Statement, Buyer shall also deliver to the Sellers’ Representative a certificate of the Chief Executive Officer of the Buyer (i) certifying that the Final Closing Statement was prepared on the basis and in accordance with the procedures set forth in paragraph (a) above, and (ii) containing Buyer’s calculations based on the Final Closing Statement (the “Buyer’s Proposed Calculations”) of the Net Working Capital of the Company as of the Closing Date (the “Closing Date Net Working Capital”). Within thirty (30) days after receipt of the Final Closing Statement and the accompanying certificate, the Sellers’ Representative shall notify Buyer of their agreement or disagreement, as the case may be, with either the Final Closing Statement or the accuracy of any of the Buyer’s Proposed Calculations. If the Sellers’ Representative disputes any aspect of the Final Closing Statement or the amount of any of the Buyer’s Proposed Calculations and Buyer does not accept the Sellers’ proposed alternative calculations (the “Sellers’ Proposed Calculations”), then a nationally recognized independent accounting firm (the (Independent Accounting Firm”) will resolve the remaining disputed items (the “Remaining Disputed Items”) within thirty (30) days after the date of the Independent Accounting Firm’s engagement, by conducting its own review and test of the Final Closing Statement, and thereafter selecting either Buyer’s Proposed Calculations of the Remaining Disputed Items or Sellers’ Proposed Calculations of the Remaining Disputed Items, or an amount in between the two. The Independent Accounting Firm will consider any submissions from Buyer and Sellers and any supporting documentation for their respective positions. The Independent Accounting Firm shall be selected by agreement of Buyer and Sellers’ accountants and shall be engaged jointly by Buyer and the Sellers. Each of Buyer and the Sellers agrees that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by Buyer and one-half by the Sellers.

(c) If, upon the determination pursuant to Section 2.5(b) of the Final Closing Statement and Closing Date Net Working Capital, the Closing Date Net Working Capital is less than $2,000,000, the Selling Company shall pay the amount of such difference to Buyer in cash by wire transfer within ten (10) days after the determination thereof made pursuant to Section 2.5(b). Any amount owed by the Selling Company to the Buyer pursuant to this clause (c) may, at Buyer’s option, be satisfied out of the Escrowed Funds pursuant to the Escrow Agreement.

2.6. Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC or at such other place as the Parties mutually determine, concurrently with the execution of this Agreement (the “Closing Date”).

2.7. Sellers’ Closing Obligations

2.7.1. At the Closing, the Sellers will deliver to Buyer:

(a) one or more stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

(b) a certificate of the Chief Executive Officer of the Company (the “Closing Calculation Certificate”), setting forth and certifying as to (a) the amount of Indebtedness of the Company outstanding on the Closing Date, and specifying the amount owed to each creditor listed thereon, and (b) the amount of the Transaction Expenses outstanding on the Closing Date, and specifying the amount owed to each vendor listed thereon; and

(c) such other documents, instruments, certificates and opinions as may be required by Section 5.1 of this Agreement.

2.7.2. At or prior to the Closing, the Sellers will cause:

(a) if applicable, the Company’s creditors to deliver pay-off letters and lien discharges, each in form satisfactory to the Buyer, with respect to any Indebtedness of the Company existing on the Closing Date (if any) (provided that lien discharges but not pay-off letters shall be required with respect to the Designated Indebtedness); and

(b) if applicable, the Company’s vendors to deliver payment instructions with respect to the Transaction Expenses to be satisfied at the Closing in accordance with Section 7.1.

2.8. Buyer’s Closing Obligations

2.8.1. Deliveries to the Sellers. At the Closing, the Buyer Parties will deliver to the Selling Company:

(a) the Cash Purchase Price;

(b) the Promissory Note; and

(c) such other documents, instruments, certificates and opinions as may be required by Section 5.2 of this Agreement.

In addition, at the Closing the Parent shall instruct its transfer agent to prepare a certificate to be issued in the name of the Selling Company representing the Parent Stock and such certificate shall be delivered to the Selling Company within two (2) business days of the Closing.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), the Sellers represent and warrant to the Parent and the Buyer, as of the date hereof and as of the Closing Date, that the statements contained in this Section 3 are true, correct and complete. The Disclosure Schedules will be arranged in paragraphs corresponding to the paragraphs contained in this Section 3.

3.1. Capitalization; General

3.1.1. Capitalization. The Company’s authorized capital stock consists solely of 5,000 shares of common stock, no par value (the “Company Capital Stock”), 500 shares of which are issued and outstanding and sometimes referred to in this Section 3.1.1 as the “Company Shares,” and no Company Shares are held as treasury stock by the Company. All of the Company Shares have been duly authorized and validly issued, and are fully paid and nonassessable, and were not issued in violation of the terms of any agreement binding upon the Company or any other Person, or in violation of the preemptive rights of any Person. The Company Shares are the only shares of capital stock of the Company that are issued and outstanding. There are no outstanding options, warrants, rights (including preemptive rights), agreements, puts, calls, commitments or demands of any character relating to the Company Capital Stock or that may require the Company to issue any shares of Company Capital Stock, and there are no outstanding securities convertible into or exchangeable for any shares of Company Capital Stock. The Sellers, directly or indirectly, are the holders of all Company Shares issued and outstanding immediately prior to the Closing Date.

3.1.2. No Adverse Change. Except as set forth on Section 3.1.2 of the Disclosure Schedules, since April 30, 2007, there has not been any material adverse change in the business, properties, prospects, assets, financial condition or results of operations of the Company, and no event has occurred or circumstance exists that could reasonably be expected to result in such a material adverse change.

3.1.3. No Broker or Finder’s Fees. The Sellers, the Company and their Representatives have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or any similar payment in connection with this Agreement.

3.1.4. No Untrue Statement. No representation or warranty of the Sellers in this Agreement and no statement in the Disclosure Schedules contains any untrue statement of, or omits to state, a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.2. Corporate; Authority; Non-Contravention

3.2.1. Organization of the Company. The Company is duly organized, validly existing, and in good standing under the laws of its state of incorporation as provided in the recitals above, with full corporate power and authority to conduct business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. The Selling Company is duly formed, validly existing, and in good standing under the laws of its state of formation as provided in the recitals above, with full limited liability company power and authority to conduct business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect on the Company. Section 3.2.1 of the Disclosure Schedules lists all states in which the Company is qualified to do business as a foreign corporation.

3.2.2. Authorization of Transaction. This Agreement and the Other Transaction Documents to which the Company and each of the Sellers are parties constitute the legal, valid, and binding obligations of the Company and each of the Sellers, enforceable against the Company and each of the Sellers in accordance with their respective terms. The Company and each of the Sellers has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Other Transaction Documents to which the Company or such Seller is a party, and to perform its or his obligations under this Agreement and the Other Transaction Documents to which the Company or such Seller is a party.

3.2.3. Non-Contravention. Except as set forth on Section 3.2.3 of the Disclosure Schedules, neither the execution and delivery of this Agreement by the Company or the Sellers nor the consummation or performance by the Company or the Sellers of the Transaction will, directly or indirectly (with or without notice or lapse of time or both):

(a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company or the Selling Company;

(b) contravene, conflict with, or result in a violation of, or give any Governmental Body or third party the right to challenge the Transaction or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Sellers, the Company or any of the assets owned or used by the Company, may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(d) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

3.2.4. No Third Party Notices or Consents Required. Except as set forth on Section 3.2.4 of the Disclosure Schedules, neither the Sellers nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Transaction.

3.2.5. Corporate Books and Records of the Company. The minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects.

3.2.6. No Equity or Other Interest in any other Entity. The Company has no interest in the capital stock of any other corporation or any equity or other ownership interest in any other business entity or Person.

3.3. Accounting, Financial and Business Matters

3.3.1. Delivery of Financial Statements. The Sellers have delivered to Buyer the following “Financial Statements”: (a) unaudited compiled financial statements of the Company consisting of a balance sheet of the Company as of April 30, 2008 and 2007 and the related statement of income, for the Company’s fiscal years ended April 30, 2008 and 2007 (including the schedules of expenses thereto) and (b) an unaudited balance sheet of the Company as of June 30, 2008 (collectively, the “Balance Sheets”), and the related unaudited statement of income for the two (2) month period ended June 30, 2008. The Financial Statements are attached to Section 3.3.1 of the Disclosure Schedule.

3.3.2. Accuracy of Financial Statements. The Financial Statements referred to in Section 3.3.1 (and notes thereto) fairly present the financial condition and the results of operations and cash flows of the Company in accordance with GAAP except as set forth on Section 2.4(a) of the Disclosure Schedules.

3.3.3. Accounts Receivable and Payable. All accounts receivable of the Company that are reflected on the most recent Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Since January 1, 2008, the Sellers have not caused the Company, outside of the Ordinary Course of Business, (i) to accelerate the collection of its receivables, (ii) extend the time period in which it makes payments to its vendors or (iii) to undertake any efforts not consistent with the Company’s historical practices to increase or accelerate sales or revenues (such as, without limitation, discount or other incentive offers or programs, the implementation of increased sales commissions or other employee incentives or other similar measures).

3.3.4. No Undisclosed Liabilities. To the Knowledge of the Sellers and the Company, and except to the extent (a) reflected or reserved against in the most recent Balance Sheet, (b) incurred in the Ordinary Course of Business after the date of the most recent Balance Sheet and either discharged prior to Closing or reflected on the Final Closing Statement, or (c) described on any Schedule hereto, the Company has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, as guarantor or otherwise with respect to obligations of others).

3.3.5. Absence of Certain Changes. Except as set forth on Section 3.3.5 of the Disclosure Schedules, since April 30, 2007, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) amendment to the Organizational Documents of the Company;

(b) payment or increase by the Company of any cash dividends or compensation to any shareholder, director, officer, or employee (except in the Ordinary Course of Business and except for non-officer employee bonuses not in excess of $15,000 individually or $235,000 in the aggregate in any fiscal year) or entry into any employment, severance, or similar Contract with any director, officer, or employee (except as expressly contemplated by this Agreement);

(c) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(d) damage to or destruction or loss of any asset or property of the Company where the damage, destruction or loss exceeds Fifty Thousand Dollars ($50,000), whether or not covered by insurance, or where the damage, destruction or loss could reasonably be expected to materially and adversely affect the properties, assets, business, financial condition, results of operation or prospects of the Company;

(e) entry into or termination of any material (i) license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) Contract or transaction involving a total remaining commitment by or to the Company of at least Fifty Thousand Dollars ($50,000), except, in the case of this clause (ii) for any such Contract or transaction arising in the Ordinary Course of Business;

(f) to the Knowledge of the Sellers and the Company, any threatened termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least Fifty Thousand Dollars ($50,000), except, in the case of this clause, (ii) for any such Contract or transaction arising in the Ordinary Course of Business;

(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h) cancellation or waiver of any claims or rights with a value to the Company in excess of Fifty Thousand Dollars ($50,000);

(i) material change in the accounting methods used by the Company;

(j) payment of non-cash dividends or other non-cash distributions; or

(k) agreement, whether oral or written, by the Sellers or the Company to do any of the foregoing.

3.3.6. Books and Records. The Company (i) makes and keeps and, for all dates and periods covered by the Financial Statements, has made and kept, books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (ii) maintains and, for all periods covered by the Financial Statements, has maintained, a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

3.4. Personnel

3.4.1. Personnel Information. Section 3.4.1 of the Disclosure Schedules contains a complete and accurate list of each employee or officer or independent contractor of the Company expected to be paid more than $100,000 in calendar year 2008 including: (i) name; job title; current compensation paid or payable and any change in compensation since April 30, 2008; and (ii) the nature of any such employee’s, officer’s or independent contractor’s participation in any plans relating to deferred compensation, stock bonus, stock option, cash bonus, or severance pay.

3.4.2. Proprietary Rights Agreements. Except for those Persons who have employment or consulting agreements with the Company or who are entering into such employment or consulting agreements as a part of the transactions contemplated by this Agreement, to the Knowledge of the Sellers or the Company, no employee, officer or independent contractor of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee, officer or independent contractor of the Company and any other third party that in any way adversely affects or will affect (i) the performance of his duties as an employee or officer or independent contractor of the Company, or (ii) the ability of the Company to conduct its business.

3.4.3. No Post Retirement Benefit Obligations. Except as set forth on Section 3.4.3 of the Disclosure Schedules and except with respect to any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Company has no obligation to pay or provide any benefits to any Person who has retired as an employee or officer of the Company.

3.4.4. Compliance with Employment Legal Requirements. Except as set forth on Section 3.4.4 of the Disclosure Schedules, the Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.4.5. Employee Benefit Plans.

(a) Except for the arrangements set forth on Section 3.4.5(a) of the Disclosure Schedules, the Company does not maintain or contribute to, and has no contingent or outstanding liability to or in respect of or obligation under, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, written or oral for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company. Each of the arrangements set forth on Section 3.4.5(a) of the Disclosure Schedules is hereinafter referred to as an “Employee Benefit Plan”, except that any such arrangement which is a multi-employer plan shall be treated as an Employee Benefit Plan only for purposes of Sections 3.4.5(d)(iv), (vi) and (viii) and 3.4.5(g) below.

(b) The Sellers have heretofore delivered to Buyer true, correct and complete copies of each Employee Benefit Plan and with respect to each such Plan (or if such Plan is not written, an accurate description of the material terms thereof) true, correct and complete copies of (a) any associated trust, custodial, insurance or service agreements, and any written policies or procedures used in Plan administration, (b) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years and (c) the most recently received IRS determination letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Plan.

(c) Each Employee Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code and applicable to such Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS (or, where there is no determination letter but such Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current opinion or advisory letter as to the form upon which the Company is entitled to rely under applicable IRS procedures) and nothing has occurred as to each which has resulted or is likely to result in the revocation of such qualification or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification.

(d) Except as set forth on Section 3.4.5(d) of the Disclosure Schedules,

(i) there is no pending or, to the Knowledge of the Company, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or to the Knowledge of the Sellers and the Company any fiduciary or service provider thereof and, to the Knowledge of the Sellers and the Company, there is no basis for any such legal action or proceeding;

(ii) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan has been incurred by the Company or any affiliate thereof (other than insurance premiums satisfied in due course);

(iii) no reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an affiliate of the Company, which is subject to Title IV of ERISA;

(iv) no Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction which could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

(v) no communication, report or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan;

(vi) no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA);

(vii) no benefits due under any Employee Benefit Plan have been forfeited subject to the possibility of reinstatement (which possibility would still exist at or after Closing);

(viii) the Company has not undertaken to maintain any Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law;

(ix) the Company has not announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan; and

(x) the Company has no liability, including under any Employee Benefit Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.

(e) With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts that the Company is required to make, under the terms of each such Plan or applicable law. The current value of the assets of each such Employee Benefit Plan, as of the end of the most recently ended plan year of that Plan, equal or exceeded the current value of all benefits and liabilities under that Plan.

(f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not by itself or in combination with any other event (regardless of whether that other event has occurred or will occur) result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Benefit Plan to any current or former director, officer, consultant or employee of the Company or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee under any Employee Benefit Plan.

(g) No Employee Benefit Plan is, and no affiliate of the Company maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under, a plan subject to Sections 302, 303, 304 or 305 or Title IV of ERISA or to Sections 412, 430, 431 or 432 of the Code. No Employee Benefit Plan is part of, or has at any time been part of, a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA. No Employee Benefit Plan is or was at any time a multiple employer plan, as described in Section 413(c) of the Code or Sections 4063 or 4064 of ERISA, and neither the Company nor any affiliate has ever contributed to or had an obligation to contribute to any such plan. No Employee Benefit Plan is a multi-employer plan.

(h) For purposes of this Section 3.4.5, “multi-employer plan”, “party in interest”, “current value”, “accrued benefit”, “reportable event” and “benefit liability” have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and “affiliate” means any entity which under Section 414 of the Code is treated as a single employer with the Company.

(i) Each Employee Benefit Plan that, on or after January 1, 2005, is or has been in any part subject to Section 409A of the Code, has been operated in compliance with the applicable requirements of Section 409A of the Code, or in a manner that would cause such Employee Benefit Plan to be exempt from the requirements of Section 409A of the Code.

3.5. Commercial Matters

3.5.1. Contracts

(a) Section 3.5.1 of the Disclosure Schedules contains a complete and accurate list of the following:

(i) each Contract that involves performance of services or delivery of goods or materials by or to the Company in excess of $25,000 since January 1, 2007, including the performance of services or delivery of goods or materials by or to the Company after the Closing;

(ii) each other Contract that was not entered into in the Ordinary Course of Business of the Company;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(iv) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or independent contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(v) each joint venture or partnership agreement and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other third party;

(vi) each Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any third party;

(vii) each Contract providing for payments to or by any third party based on sales, purchases, or profits, other than direct payments for goods;

(viii) each power of attorney or agency agreement that is currently effective and outstanding;

(ix) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express or implied undertaking by the Company to be responsible for consequential or punitive damages;

(x) each Contract for capital expenditures;

(xi) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(xii) each other Contract not described in the foregoing clauses that provides for the payment by, obligation of, or receipt by the Company of more than $25,000 in any consecutive 12-month period or more than $25,000 over the remaining life of the Contract; and

(xiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

3.5.2. Validity of Contracts. Each Contract referenced in Section 3.5.1 above that is not identified in Section 3.5.2 of the Disclosure Schedules is in full force and effect and is valid and enforceable in accordance with its terms.

3.5.3. Company Compliance with Contracts. Except as disclosed in Section 3.5.3 of the Disclosure Schedules, the Company is in compliance with all material terms and requirements of each Contract referenced in Section 3.5.1 above.

3.5.4. Third Party Compliance with Contracts. To the Knowledge of the Sellers and the Company, each other third party that has or had any obligation or liability under any Contract referenced in Section 3.5.1 above that is not identified in Section 3.5.4 of the Disclosure Schedules is in material compliance with all material terms and requirements of such Contract.

3.5.5. No Events Resulting in Default. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) may contravene, conflict with, or result in a material violation or material breach of, or give the Company or third party the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Contract referenced in Section 3.5.1 above that is not identified in Section 3.5.5 of the Disclosure Schedules.

3.5.6. No Notice of Default. Except as set forth in Section 3.5.6 of the Disclosure Schedules, the Company has not given or received from any third party, at any time since April 30, 2007, any written notice or, to the Knowledge of the Sellers and the Company (but without any general obligation of inquiry to a counter party under any Contract), other communication (whether oral or otherwise), regarding any actual, alleged, possible, or potential material violation or material breach of, or default under, any Contract identified in Section 3.5.1 of the Disclosure Schedules.

3.5.7. Ordinary Course of Business. Except as set forth in Section 3.5.7 of the Disclosure Schedules, the Contracts relating to the sale or provision of products or services by the Company have been entered into in the Ordinary Course of Business.

3.5.8. Warranties. Section 3.5.8 of the Disclosure Schedules sets forth a complete list of all outstanding product and service warranties and guarantees of the Company on each product that the Company services, maintains, markets, sells or produces for itself, a customer or a third party. Except as set forth in Section 3.5.8 of the Disclosure Schedules, there are no existing or, to the Knowledge of the Sellers or the Company, threatened claims against the Company relating to any work or services performed by the Company, product liability, warranty or other similar claims against the Company alleging that any product sold by the Company is defective or fails to meet any product or service warranties, other than claims in the Ordinary Course of Business, which claims individually or in the aggregate are not material.

3.5.9. Related Party Transactions.

(a) Except as set forth on Section 3.5.9 of the Disclosure Schedules, none of the Sellers or any Related Person of any of the Sellers has, or since December 31, 2006 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. Except as set forth on Section 3.5.9 of the Disclosure Schedules, none of the Sellers or any Related Person of any of the Sellers owns, or since December 31, 2006 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a third party that has:

(i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms; or

(ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company.

(b) Except as set forth on Section 3.5.9 of the Disclosure Schedules, none of the Sellers or any Related Person of any of the Sellers is a party to any Contract with, or has any claim or right against, the Company.

3.5.10. Certain Payments. Neither the Company nor any director, officer, or, to the Knowledge of the Sellers and the Company, any agent or employee of the Company, nor any third party associated with or acting for or on behalf of the Company, has directly or indirectly made any payment in violation of any Legal Requirement to any third party, private or public, regardless of form.

3.6. Title to Property; Real Property Leases, etc. The Company does not own any Real Property. Except as set forth on Section 3.6(a) of the Disclosure Schedules hereto, the Company has good and marketable title to all of its personal properties and assets, all free and clear of all Encumbrances. All such properties and assets and all real property leased by the Company (the “Real Property”) are in good condition and repair (normal wear and tear excepted) and are adequate and sufficient to carry on the business of the Company as presently conducted. Section 3.6(b) of the Disclosure Schedules hereto sets forth a complete and correct list of all capital assets of the Company having a book or fair market value in excess of $10,000. There are no material defects in any such capital assets, as to title or condition, not described on Section 3.6(b) of the Disclosure Schedules. Neither any Seller nor the Company has received any notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by any public authority. To the Knowledge of the Sellers and the Company, there are no public improvements that may result in special assessments against or otherwise affect any of the Real Property. Section 3.6(c) of the Disclosure Schedules hereto sets forth (i) a complete and correct description of all leases of Real Property to which the Company is a party and (ii) a complete and accurate list of the street addresses of all real property leased by the Company. Complete and correct copies of all such leases have been delivered to the Buyer. Each such lease is valid and subsisting, and no action has been taken or omitted by any of the Sellers or the Company, and to the Knowledge of the Company, no other event or condition exists, which constitutes, or after notice or lapse of time or both would constitute, a default under any such lease. The leasehold interests of the Company are subject to no Encumbrance, and the Company is in quiet possession of the properties covered by such leases.

3.7. Fixed Assets

To the Knowledge of the Sellers and the Company, the buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company’s business after the Closing.

3.8. Intellectual Property

3.8.1. Ownership of Intellectual Property. Set forth in Section 3.8.1 of the Disclosure Schedules is a list and summary description of all patents and all domain names, trademarks, service marks, and copyrights, and any applications and renewals for any of the foregoing, owned by or on behalf of the Company. Each item of the Company’s Intellectual Property Assets is either: (i) owned solely by the Company free and clear of any Encumbrances; or (ii) rightfully used and authorized for use by the Company and its successors pursuant to a valid and enforceable written license.

3.8.2. Sufficiency for Use in Business. The Company had, and has, all rights in the Company’s Intellectual Property Assets necessary to carry out the business activities of the Company. The Transaction will not alter, impair or otherwise affect any rights of the Company with regard to its Intellectual Property Assets. The Company has not granted or assigned to any other Person any right to sell the products or proposed products or to provide the services or proposed services of the Company.

3.8.3. Compliance with Legal Requirements. The Company is not in violation of any license, sublicense or other agreement to which the Company is a party or otherwise bound relating to any of its Intellectual Property Assets. The Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company in its Intellectual Property Assets.

3.8.4. No Infringement. Other than third party patents of which the Sellers or Company has no Knowledge, the use of Intellectual Property Assets by the Company as currently used does not infringe the intellectual property of any Person. No claims have been asserted by any Person (i) to the ownership or use of any of the Company’s Intellectual Property Assets, or (ii) challenging or questioning the validity or effectiveness of any license or agreement relating to the Company’s Intellectual Property Assets. There are no pending nor, to the Knowledge of the Sellers and the Company, threatened proceedings or litigation or other adverse claims affecting or with respect to the Company’s Intellectual Property Assets. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings, pending that relate to any of the Company’s Intellectual Property Assets, and the Company is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Body or any other Person. All granted or issued patents, all registered trademarks and service marks, all registered domain names and all copyright registrations made and owned by the Company are valid and subsisting. To the Knowledge of the Sellers and the Company, there is no unauthorized use, infringement, or misappropriation of any of Company’s Intellectual Property Assets by any third party, employee or former employee.

3.9. Governmental Authorizations

3.9.1. Full Compliance. Except as set forth on Section 3.9.1 of the Disclosure Schedules, the Company is, and at all times since December 31, 2006 has been, in full compliance in all material respects with each Legal Requirement and Governmental Authorization that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. Except as set forth on Section 3.9.1 of the Disclosure Schedules, the Company has not received notice or another communication advising the Company of any such violation.

3.9.2. No Contravention. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (ii) may give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. All of such Legal Requirements and Governmental Authorizations are in full force and effect.

3.9.3. List of Governmental Authorizations. Section 3.9.3 of the Disclosure Schedules contains a complete and accurate list of each Governmental Authorization held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed is valid and in full force and effect.

3.10. Insurance

3.10.1. Deliveries to Seller. The Sellers have delivered to Buyer:

(a) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any officer or director of the Company, is covered; and

(b) true and complete copies of all pending applications for policies of insurance.

3.10.2. Insurance Coverage. Section 3.10.2 of the Disclosure Schedules contains material details of:

(a) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

(b) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

(c) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

3.10.3. Validity of Policies. All policies to which the Company is a party or that provide coverage to the Company, or any director or officer of the Company:

(a) are valid, outstanding, and enforceable;

(b) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound;

(c) will continue in full force and effect following the consummation of the Transaction; and

(d) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

3.10.4. No Notices. The Company has not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

3.10.5. Compliance by the Company. The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director or officer thereof.

3.11. Environmental

3.11.1. Permits, Licenses and Authorizations. The Company has and maintains, in full force and effect, all permits, licenses, approvals, consents and authorizations as are required under Environmental Laws for the conduct of the business, operation of the Company and the use of the Facilities (the “Environmental Permits”), and the Company is in material compliance with all of the Environmental Permits. Section 3.11.1 of the Disclosure Schedules sets forth a complete list of all of the Environmental Permits held by the Company.

3.11.2. Compliance with Environmental Laws. Except as set forth on Section 3.11.2 of the Disclosure Schedules, the Company is, and, to the Knowledge of the Sellers and the Company, at all times has been, in compliance with, and has not been and is not in violation of or liable in any material respect under, any Environmental Law. Except as set forth on Section 3.11.2 of the Disclosure Schedules, the Company has no basis to expect, and has not received and, to the Knowledge of the Sellers and the Company, no third party for whose conduct the Company is or may be held responsible has received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company or any third party for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

3.11.3. No Pending Claims. Except as set forth on Section 3.11.3 of the Disclosure Schedules, there are no pending or to the Knowledge of the Sellers and the Company, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

3.11.4. No Liability. Except as set forth on Section 3.11.4 of the Disclosure Schedules, the Company does not have any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest, or, to the Knowledge of the Sellers and the Company, at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

3.11.5. No Hazardous Materials, Hazardous Activities or Releases. Except as set forth on Section 3.11.5 of the Disclosure Schedules, there are no Hazardous Materials present on or in the Environment at the Facilities except routine quantities customarily used for office or product warehouse use and which are stored and used in accordance with all applicable regulations. Except as set forth on Section 3.11.5 of the Disclosure Schedules, the Company has not permitted or conducted, and the Sellers are not aware of, any Hazardous Activity conducted in violation of Environmental Law with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest. Except as set forth on Section 3.11.5 of the Disclosure Schedules, there has been no Release or Threat of Release to the Environment of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, transported, produced, imported, used, or processed from or by the Facilities or by or on behalf of the Company or any of its predecessors-in-interest.

3.11.6. Reports and Tests. The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring in the possession or control of the Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company, or any third party for whose conduct it is or may be held responsible, with Environmental Laws.

3.12. Litigation and Legal Proceedings

3.12.1. Proceedings in which the Company is a Party. Section 3.12.1 of the Disclosure Schedules sets forth all Proceedings to which the Company is a party. Except as disclosed in Section 3.12.1 of the Disclosure Schedules, such Proceedings could not reasonably be expected to have a Material Adverse Effect on the business, operations, assets, financial condition, results of operations or prospects of the Company and the Company has delivered to Buyer copies of all pleadings, correspondence, and other documents relating thereto. Except as disclosed in Section 3.12.1 of the Disclosure Schedules, there is no pending Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Transaction.

3.12.2. No Threatened Proceeding. Except as disclosed in Section 3.12.2 of the Disclosure Schedules, to the Knowledge of the Sellers and the Company, no such Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

3.12.3. Not Subject to any Orders. Except as disclosed in Section 3.12.3 of the Disclosure Schedules, neither the Sellers nor the Company is subject to any Order that relates to the business of, or any of the assets owned or used by the Company. To the Knowledge of the Sellers and the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

3.13. Taxes

(a) The Company has timely filed all Tax Returns required to be filed (determined without regard to extensions). The Company has timely paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns). The Company has timely withheld and paid all Taxes required to have been withheld and paid. All Tax Returns filed by the Company were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon. The Company has not engaged in any transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor law or regulation or comparable provision of state or local law. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law). There are no Liens for Taxes upon any of the Company’s assets, other than Liens for Taxes not yet due and payable, and there is no reasonable basis for the imposition of such Liens.

(b) None of the Tax Returns filed by the Company or Taxes payable by the Company have been or are, to the Knowledge of the Sellers, the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any governmental entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Knowledge of the Sellers, has been threatened in writing.

(c) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material affirmative elections with respect to Taxes affecting the Company, as of the date hereof, are set forth in the Financial Statements or in Section 3.13(c) of the Disclosure Schedules.

(d) The Company is not a party to any contract or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. None of the shares of outstanding capital stock of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. No portion of the Purchase Price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

(e) The Company is not a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement). The Company has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and the Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or by contract, or otherwise.

(f) The unpaid Taxes of the Company did not, as of the date of the most recent Balance Sheet, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the most recent Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company in filing Tax Returns. The Company will not incur any liability for Taxes from the date of the most recent Balance Sheet through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice.

(g) Section 3.13(g) of the Disclosure Schedules lists all jurisdictions (whether foreign or domestic) in which any Tax is properly payable by the Company. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction. The Company has not, and has not ever had, a permanent establishment or other Taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(h) The Company has delivered to the Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since its original date of incorporation. Since the date of the most recent Balance Sheet, there has not been any change in any method of Tax accounting or any making of a Tax election or change of an existing election by the Company.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(j) The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(k) Each plan, program, arrangement or agreement which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Section 3.13(k) of the Disclosure Schedules. Since December 31, 2004, each plan, program, arrangement or agreement identified or required to be identified on Section 3.13(k) of the Disclosure Schedules has been operated and maintained in accordance with the requirements of IRS Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

3.14. Investment Intent

The Selling Company is acquiring the Buyer Stock for its own account and not with a view to distribution within the meaning of Section 2(11) of the Securities Act of 1933 and regulations and rules issued pursuant to that Act. The Selling Company agrees that the Buyer Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933 and regulations and rules issued pursuant to that Act, except pursuant to an exemption from such registration available thereunder, and without compliance with all applicable securities Legal Requirements, in each case to the extent applicable. The Sellers confirm that Buyer has made available to each of them and their respective Representatives the opportunity to ask questions of the officers and management employees of Buyer and its subsidiaries and to acquire such additional information about the business and financial condition of Buyer and its subsidiaries as the Sellers have requested, and all such information has been received. Each of the Sellers acknowledges that he, she or it has reviewed and understands the risk factors disclosed in the section entitled “Risk Factors” as set forth in certain of the Buyer SEC Documents and on Section 4.11 of the Disclosure Schedules. Each of the Sellers represents and warrants to Buyer that he, she or it is an “accredited investor” as defined in Regulation D of the Securities Act of 1933. Each of the Sellers has such knowledge and experience in financial and business matters that each of them is capable of evaluating the merits and risks of his, her or its purchase of the Buyer Stock.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer Parties represent and warrant, as of the date hereof and as of the Closing Date, to the Sellers that the statements contained in this Section 4 are true, correct and complete.

4.1. Capitalization

4.1.1. The Parent’s authorized capital stock consists solely of 230,000,000,000 shares of common stock, no par value, and 25,000 shares of preferred stock authorized for issuance in one or more series, at a par value of $.01 per share (collectively, the “Parent Capital Stock”), of which 13,489,918,237 shares of common stock, 1,000 shares of Series C Convertible Preferred Stock, 1,000 shares of Series D Convertible Preferred Stock, and 908.57 shares of Series E Preferred Stock are issued and outstanding, and no shares of Parent Capital Stock are held as treasury stock by the Parent. All of the shares of Parent Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and were not issued in violation of the terms of any agreement binding upon the Company or any other Person, or in violation of the preemptive rights of any Person. The shares of Parent Capital Stock are the only shares of capital stock of the Parent that are issued and outstanding.

4.1.2. Except as disclosed in the Parent’s public filings with the SEC and in Section 4.1.2 of the Disclosure Schedules, there are no outstanding options, warrants, rights (including preemptive rights), agreements, puts, calls, commitments or demands of any character relating to the Parent Capital Stock or that may require the Company to issue any shares of Parent Capital Stock, and there are no outstanding securities convertible into or exchangeable for any shares of Parent Capital Stock.

4.2. Organization and Good Standing

Each Buyer Party is a corporation duly organized, validly existing and in good standing under laws of its jurisdiction of incorporation with full corporate power and authority to conduct business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

4.3. Authority; No Conflict

4.3.1. Enforceability. This Agreement and the Other Transaction Documents to which each Buyer Party is a party constitute the legal, valid, and binding obligations of such Party, enforceable against such Party in accordance with their respective terms. Each Buyer Party has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Other Transaction Documents and to perform its obligations under this Agreement and the Other Transaction Documents.

4.3.2. Non-Contravention. Neither the execution and delivery of this Agreement by the Buyer Parties nor the consummation or performance by the Buyer Parties of the Transaction will, directly or indirectly (with or without notice or lapse of time or both):

(a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of either Buyer Party;

(b) contravene, conflict with, or result in a violation of, or give any Governmental Body or third party the right to challenge the Transaction or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which either Buyer Party or any of the assets owned or used by either Buyer Party, may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by either Buyer Party or that otherwise relates to the business of, or any of the assets owned or used by, either Buyer Party; or

(d) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which either Buyer Party is a party, or to which either Buyer Party is bound.

4.3.3. No Consents Required. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Transaction, other than Consents properly received as of the date hereof.

4.4. SEC Documents; Financial Statements.

Except as set forth in Section 4.4 of the Disclosure Schedules, Parent has filed with or furnished to the SEC, all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by the Parent since July 31, 2007 (the “Applicable Date”), and prior to the date of this Agreement (collectively, the “Parent SEC Documents”). The consolidated financial statements of the Parent, together with related notes and schedules as set forth or incorporated by reference in the Parent SEC Documents, present fairly the financial position and the results of operations of Parent in all material respects at the indicated dates and for the indicated periods. Such consolidated financial statements have been prepared in accordance with GAAP, consistently applied throughout the periods involved, and all material adjustments necessary for a fair presentation of results for such periods have been made.

4.5. No Vote Required

All votes or consents of the holders of any class or series of the Parent Capital Stock that are required to approve this Agreement or the Transaction have been obtained.

4.6. Securities Validly Issued

At Closing, the issuance of the Parent Stock will have been duly authorized by all necessary action on the part of the Parent and, when issued, the Parent Stock will be validly issued, fully paid and non-assessable and not subject to or issued in violation of any preemptive or similar rights.

4.7. Compliance with Laws

Buyer possesses adequate certificates, authorities, consents, authorizations or permits issued by appropriate Governmental Bodies to conduct the business now operated by it, has complied, in all material respects, with the laws, regulations and orders known by them to be applicable to it or its business and properties, the absence of which or the failure to comply with could result in a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority, consents, authorizations or permit that, if determined adversely to the Buyer, would individually or in the aggregate have a Material Adverse Effect.

4.8. Absence of Certain Changes or Events

Subsequent to the respective dates as of which information is given in the Parent SEC Documents, the Parent has not sustained any material casualty loss, condemnations or interference with its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any Proceeding that could result in a Material Adverse Effect, except in each case as described in or contemplated by the Parent SEC Documents.

4.9. Certain Proceedings

There is no pending Proceeding that has been commenced against either Buyer Party and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transaction. To the Knowledge of the Buyer Parties, no such Proceeding has been threatened. Except as disclosed in the Parent SEC Documents, there are no Proceedings by any Governmental Body or other Person that have been served on, are pending against or, to the Knowledge of the Buyer Parties, are threatened against either of the Buyer Parties that could have a Material Adverse Effect on the business or financial condition of either of the Buyer Parties.

4.10. No Broker or Finder’s Fees

The Parent, Buyer and their Representatives have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or any similar payment in connection with this Agreement, and will indemnify and hold the Sellers harmless from any such payment alleged to be due by or through the Parent or the Buyer as the result of any action of the Parent, the Buyer or their Representatives.

4.11. Investment Intent

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933 and regulations and rules issued pursuant to that Act. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933 and regulations and rules issued pursuant to that Act, except pursuant to an exemption from such registration available thereunder, and without compliance with all applicable securities Legal Requirements, in each case to the extent applicable. Buyer confirms that the Sellers have made available to Buyer and its Representatives the opportunity to ask questions of the officers and management employees of the Company and to acquire such additional information about the business and financial condition of the Company as Buyer has requested, and all such information has been received. Buyer represents and warrants to the Sellers that Buyer is an “accredited investor” as defined in Regulation D of the Securities Act of 1933. Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of its purchase of the Shares.

The Sellers acknowledge that, except as expressly set forth in the representations and warranties contained in this Section 4, the Buyer Parties make no other representation or warranty, express or implied.

5. DOCUMENTS TO BE DELIVERED

5.1. Seller’s Documents.

Concurrently herewith, the Sellers will deliver to the Buyer, execute and deliver to Buyer, or cause to be executed and delivered to Buyer:

5.1.1. Stock certificates representing the Shares

5.1.2. The Calculation Date Net Working Capital Statement and Calculation Date Certificate referred to in Section 2.4(a).

5.1.3. Copies of amended and restated real estate lease agreements (the “Real Estate Leases”), with (i) Roger P. Williams and Virginia L. Williams for the property located at 1306 Continental Drive, Abingdon, Maryland 21009 and (ii) Welsh Enterprises, Inc. for the property located at 1952 NW 93rd Avenue, Miami, Florida 33172.

5.1.4. The Closing Calculation Certificate identified in Section 2.7.1.

5.1.5. Letters of resignation of all of the directors and officers of the Company other than those officers and directors listed on Section 5.1.5 of the Disclosure Schedules and executed copies of such appropriate documents with respect to the transfer or establishment of bank accounts, signing authority, etc., as the Buyer has reasonably requested.

5.1.6. Consents to the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents by each party to any material Contract, commitment or other obligation of the Company under which such transactions would constitute a default, would accelerate obligations of the Company or the Buyer or would permit cancellation or termination of any such contract, including those consents or waivers listed on Section 5.1.6 of the Disclosure Schedules.

5.1.7. A statement from the Company that complies with the requirements of Treasury Regulations Sections 1.1445-2(c)(3)(i) and 1.897-2(h) and that states generally that the Shares do not constitute U.S. real property interests within the meaning of Section 897(c) of the Code.

5.1.8. Payment instructions with respect to the Transaction Expenses to be satisfied at the Closing in accordance with Section 7.1.

5.2. Buyer’s Documents.

Concurrently herewith, the Buyer Parties will deliver to the Selling Company, execute and deliver to the Selling Company, or cause to be executed and delivered to the Selling Company:

5.2.1. the Cash Purchase Price pursuant to Section 2.1; and

5.2.2. the Promissory Note pursuant to Section 2.1.

In addition, concurrently herewith the Parent shall instruct its transfer agent to prepare a certificate to be issued in the name of the Selling Company representing the Parent Stock and such certificate shall be delivered to the Selling Company within two (2) business days of the Closing.

5.3. Employment and Non-Competition Agreements. Concurrently herewith, the Company and each of Kimberly L. Wagner, Randy M. Williams, Sr. and James W. Scarff, Jr. will execute and deliver an Employment and Non-Competition Agreement in the form agreed to among the parties thereto.

5.4. Escrow Agreement. Concurrently herewith, the Buyer, Selling Company and the Escrow Agent will execute and deliver an Escrow Agreement (the “Escrow Agreement”) in the form agreed to among the parties thereto.

6. COVENANTS OF SELLER AND BUYER AFTER THE CLOSING DATE

6.1. Further Assurances

Sellers will, upon request of Buyer from time to time after the Closing, execute and deliver, and use their Best Efforts to cause other Persons to execute and deliver, to Buyer all such further documents and instruments, and will do or use their Best Efforts to cause to be done such other acts, as Buyer may reasonably request that may be necessary to more completely to consummate and make effective the Transaction.

6.2. Restrictive Covenants

(a) Beginning on the Closing Date and for a period of five (5) years thereafter, with respect to the Selling Company, Roger P. Williams and Virginia L. Williams, and for a period of three (3) years thereafter, with respect to Kimberly L. Wagner, Randy M. Williams, Sr., Kelly A. Scarff and James W. Scarff, Jr. (in each case the “Restricted Period”), the Sellers covenant and agree that, except on behalf of the Company or Buyer, he, she or it will not, directly or indirectly:

(i) Competing Business. Own, manage, operate, control, participate in the ownership, management, operation or control of, be employed by, or provide services as a consultant to, any Person that is engaged in the Company Business in the United States (it being acknowledged that the Company’s business is national in scope). The ownership of less than one percent (1%) of the outstanding stock of any public corporation shall not be deemed a violation of this provision.

(ii) Soliciting Customers. Attempt in any manner to contact or solicit any Person (A) that is or has been, a customer of the Company at any time prior to the date hereof or, if applicable, during such Seller’s employment with the Company, or (B) to which a proposal has been made by the Company prior to the date hereof or, if applicable, during such Seller’s employment with the Company, for the purpose of providing services or products that compete with the Company Business.

(iii) Interfering with Other Relations. Persuade or attempt to persuade any supplier, vendor, licensor or other entity or individual doing business with the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the business relationships and activities of the Company.

(iv) Employees. Attempt in any manner to (A) solicit any individual, who is at the time of such attempted solicitation, or, if applicable, at any time during the one (1) year period preceding the termination of such Seller’s employment with the Company, was an employee or consultant of the Company or Buyer (or any of their respective subsidiaries), to terminate his or her employment or relationship with the Company or Buyer (or any of their respective subsidiaries), or engage such individual, as an employee or consultant, or (B) cooperate with any Person in persuading, enticing or aiding, or attempting to persuade, entice or aid, any employee of or consultant to the Company or Buyer (or any of their respective subsidiaries) to terminate his or her employment or business relationship with the Company or Buyer (or any of their respective subsidiaries), or to become employed as an employee or retained as a consultant by any person other than the Company or Buyer (or any of their respective subsidiaries).

(b) Public Policy/Severability. The parties have attempted to limit the provisions of this Section 6.2 to limit the impact on each Seller during the applicable Restricted Period, and the parties expressly intend that all provisions of this Section 6.2 be construed to achieve such result. If, contrary to the effort and intent of the parties, any covenant or other obligation contained in this Section 6.2 shall be found not to be reasonably necessary for the protection of the Company or Buyer, to be unreasonable as to duration, scope or nature of restrictions, then it is the desire of the parties that such covenant or obligation not be rendered invalid thereby, but rather that the duration, scope or nature of the restrictions be deemed reduced or modified, with retroactive effect, to render such covenant or obligation reasonable, valid and enforceable. The parties further agree that in the event a court, despite the efforts and intent of the parties, declares any portion of the covenants or obligations in this Section 6.2 invalid, the remaining provisions of this Section 6.2 shall nonetheless remain valid and enforceable.

6.3. Confidential Information

Each Seller recognizes and acknowledges that certain of the assets of the Company, including, without limitation, information regarding customers, sales representatives, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called “Confidential Information”) are valuable, special, and unique assets of the Company. Following the Closing, the Sellers shall not, without the prior written consent of the Buyer, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as required by law, unless and until such Confidential Information becomes publicly known or available other than as a consequence of the breach by any Seller of his or her confidentiality obligations hereunder.

6.4. Tax Covenants. The parties hereto agree that:

6.4.1. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. At the Buyer’s discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section 6.4.1. Any amount so withheld will be promptly remitted to the appropriate Tax Authority.

6.4.2. The Buyer will have the sole right to respond to and control the defense of any Tax audit or other Tax contest after the Closing Date relating to the Company. The Sellers, at their own expense, will have the right to participate in any such Tax audit or Tax contest to the extent that it relates to matters of the Company prior to the Closing.

7. MUTUAL COVENANTS

7.1. Expenses. Except as expressly otherwise provided herein, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transaction, including all fees and expenses of agents, representatives, counsel and accountants. In the case of termination of this Agreement, the obligation of each party to pay its own expenses shall be subject to any rights of such party arising from a breach of this Agreement by another party. At Closing, the parties will cooperate to pay any unpaid Transaction Expenses out of the proceeds of the Cash Purchase Price.

7.2. Public Announcements

Any public announcement or similar publicity, including any reports or statements required to be filed with the SEC with respect to this Agreement or the Transaction, shall be issued or filed by the Buyer Parties within the time frames provided under the applicable rules and regulations of the SEC. Unless consented to by the Buyer Parties in advance or required by Legal Requirements, prior to the Closing, the Sellers shall, and shall cause the Company to, keep the provisions of this Agreement strictly confidential and make no disclosure thereof to any Person. The Sellers and the Buyer Parties will consult with each other concerning the means by which the Company’s employees, customers and suppliers and others having dealings with the Company will be informed of the Transaction, and the Buyer Parties shall have the right to be present for any such communication.

8. INDEMNIFICATION; REMEDIES

8.1. Survival

All representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

8.2. Time Limitations

The Sellers shall have no liability (for indemnification or otherwise) with respect to any representation or warranty in this Agreement, unless on or before September 30, 2009 the Sellers’ Representative is given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; provided, however, a claim with respect to Sections 3.1.1, 3.1.3, 3.2, 3.4.3, 3.4.5, 3.5.10, 3.11 and 3.13, may be made at any time prior to the expiration of the applicable statute of limitations. Buyer shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with prior to the Closing Date, unless on or before September 30, 2009, Buyer is given notice of a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by the Sellers, provided, however, that a claim with respect to Sections 4.3.1 and 4.10 may be made at any time prior to the expiration of the applicable statute of limitations.

8.3. Indemnification by Sellers

The Sellers shall indemnify and hold harmless Buyer, its controlling Persons and its affiliates and each of their respective agents, representatives, employees, officers, directors and stockholders (collectively, the “Indemnified Persons”), and shall reimburse the Indemnified Persons for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”) arising from or in connection with:

(a) any breach in any of the representations and warranties of the Sellers in this Agreement or in any certificate delivered by the Sellers pursuant to this Agreement, any actions, omissions or statements of fact inconsistent with any such representation or warranty of the Sellers, or any inaccuracy in any certificate or other instrument delivered by the Sellers or the Company pursuant hereto;

(b) any failure by the Sellers or the Company to perform or comply with any covenant, obligation or understanding in this Agreement or in any Other Transaction Document;

(c) any actual or alleged Taxes (A) of the Company in respect of any period through the Closing Date to the extent such liability is not adequately reflected or reserved against on the Final Closing Statement, (B) of any other Person (other than Company) which is or has ever been affiliated with Company or with whom Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date, and (C) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which the Company was obligated, or was a party, on or prior to the Closing Date; and

(d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or any Seller (or any Person acting on its behalf) in connection with the Transaction.

8.4. Indemnification by Buyer Parties

Buyer shall indemnify and hold harmless the Sellers, and shall reimburse the Sellers for, any Damages arising from or in connection with:

(a) any breach in any of the representations and warranties of the Buyer Parties in this Agreement or in any certificate delivered by any Buyer Party pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with any such representation or warranty;

(b) any failure by any Buyer Party to perform or comply with any agreement in this Agreement or in any other Transaction Document; and

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with any Buyer Party (or any Person acting on their behalf) in connection with the Transaction.

8.5. Procedure for Indemnification – Third Party Claims

Promptly after receipt by an indemnified party under Section 8.3 or 8.4 of notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such Proceeding shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall, unless the claim involves Taxes, be entitled to participate therein and, to the extent that it shall wish (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representations would be inappropriate or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect thereto), to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such a Proceeding, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party’s consent unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnified party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and it does not, within thirty (30) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party.

Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party shall not be bound by any determination of a Proceeding so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

8.6. Limitations on Indemnification

8.6.1. Deductible Amount; Excluded Claims. No indemnifying party hereunder shall be required to indemnify an indemnified party hereunder for any Damages related to or arising directly or indirectly out of any breach of or any inaccuracy in any representation or warranty (other than any breach of or inaccuracy in any representation or warranty made by the Company in Sections 3.1.1, 3.1.3, 3.2, 3.4.3, 3.4.5, 3.5.10, 3.11 and 3.13, or any breach of or inaccuracy in any representation or warranty made by the Buyer Parties in Sections 4.3.1 or 4.10, indemnification for which shall be as provided below) made by such indemnifying party in or pursuant to this Agreement (including the Schedules and Exhibits hereto) (such Damages being collectively referred to herein as the “Representation and Warranty Damages”) except to the extent that (i) the aggregate amount of such Representation and Warranty Damages with respect to any claim or series of related claims for which the indemnified party is otherwise entitled to indemnification pursuant to this Section 8 exceeds $10,000 (the “Minimum Claim Amount”) (it being understood and agreed that no indemnifying party shall be liable for any Representation and Warranty Damages with respect to any claim or series of related claims in the event that such Representation and Warranty Damages are less than the Minimum Claim Amount) and (ii) until the aggregate amount of such Representation and Warranty Damages for which the indemnified party is otherwise entitled to indemnification pursuant to this Section 8 exceeds $100,000 (the “Deductible Amount”) (it being understood and agreed that (A) any claim or series of related claims for Representation and Warranty Damages of less than the Minimum Claim Amount shall be disregarded for purposes of calculating the Deductible Amount and (B) upon the incurrence of Representation and Warranty Damages in excess of the Deductible Amount, the indemnifying party shall be obligated to indemnify the indemnified parties for the entire amount of all Representation and Warranty Damages in excess of the Deductible Amount), whereupon the indemnified party shall be entitled to be paid the aggregate amount of all such Representation and Warranty Damages in excess of the Deductible Amount, subject to the limitations on maximum amount of recovery set forth in Section 8.6.2. All Damages (including, but not limited to, any Damages related to or arising directly or indirectly out of any breach of or any inaccuracy in any representation or warranty made by the Company in Sections 3.1.1, 3.1.3, 3.2, 3.4.3, 3.4.5, 3.5.10, 3.11 and 3.13 or any breach of or inaccuracy in any representation or warranty made by the Buyer Parties in Sections 4.3.1 or 4.10) other than Representation and Warranty Damages (all such Damages being collectively referred to herein as “Purchase-Price Limited Claims”) shall be indemnified in their entirety by the indemnifying party, subject to Section 8.6.3 below.

The parties hereto hereby acknowledge that certain representations and warranties contained in Section 3 and Section 4 are qualified by references to materiality or by matters having or not having a Material Adverse Effect (collectively, “Materiality Qualifiers”). The parties hereby acknowledge (i) that the Materiality Qualifiers are to be used solely for the purpose of determining whether a breach of a representation or warranty has occurred, and (ii) that once a breach has occurred, the Materiality Qualifiers shall be ignored and the applicable Damages shall be calculated without regard to any Materiality Qualifiers contained in any such breached representation or warranty.

8.6.2. Aggregate Representation and Warranty Damages. The aggregate amount payable by the Sellers as indemnifying parties in respect of Representation and Warranty Damages shall not exceed $1,500,000.

8.6.3. Aggregate Purchase-Price Limited Claims Damages. The aggregate amount payable by the Sellers as indemnifying parties in respect of any Purchase-Price Limited Claims shall not exceed an amount equal to the Cash Purchase Price, less amounts previously paid or to be paid by the Sellers as indemnifying parties pursuant to this Section 8. The aggregate amount payable by the Buyer Parties as the indemnifying party in respect of any Claims shall not exceed the Cash Purchase Price, less amounts previously paid or to be paid by the Buyer Parties as the indemnifying party pursuant to this Section 8.

8.7. Method and Manner of Paying Claims. In the event of any claims under this Section 8 (each a “Claim”), the indemnified party shall advise the indemnifying party in writing of the amount and circumstances surrounding such Claim. With respect to liquidated Claims, if within thirty days the indemnifying party has not contested such Claim in writing, the indemnifying party will pay the full amount thereof within ten days after the expiration of such period. Any amount owed by an indemnifying party hereunder with respect to any Claim may be set off by the indemnified party against any amounts owed by the indemnified party to the indemnifying party. Any amount determined to be owed by the Sellers hereunder in respect of any Claim may, at the option of either Buyer Party, be satisfied out of the Escrow Funds pursuant to the Escrow Agreement or set off against amounts owed by either Buyer Party to the Sellers pursuant to the Promissory Note. The unpaid balance of a Claim shall bear interest at a rate per annum equal to the rate announced by Citibank, N.A., as its “Base Rate” plus two percent (2%) from the date the liability with respect to such Claim is finally determined pursuant to this Section 8.

9. MISCELLANEOUS

9.1. Notices

Notices, requests, instructions or other documents to be in given under this Agreement shall be in writing and shall be deemed given and received, (i) upon confirmation of transmission if delivered by facsimile, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

If to either Buyer Party:

Encompass Group Affiliates, Inc.
420 Lexington Avenue, Suite 2739
New York, NY 10170
Attention: Wayne Danson, Chief Executive Officer
Facsimile: 646.227.1666

With a copy to:

Eckert Seamans Cherin & Mellott, LLC
1515 Market Street – 9th Floor
Philadelphia, PA 19102
Attention: Gary A. Miller, Esquire
Facsimile: 215.851.8383

and

Bingham McCutchen LLP
399 Park Avenue
New York, New York 10022
Attention: Neil W. Townsend, Esquire
Facsimile: 212.752.5378

If to Sellers:

Tritronics, Inc.
1306 Continental Drive
Abingdon, Maryland 21009
Attn: Kimberly L. Wagner
Facsimile: 800.888.3293

With a copy to:

Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
233 East Redwood Street
Baltimore, Maryland 21202
Attn: Abba David Poliakoff, Esquire
Facsimile: 410.576.4032

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.2. Governing Law and Venue; Waiver of Jury Trial

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America located in the State of New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal or state court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.2.

9.3. Further Assurances

The parties hereto agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

9.4. Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to herein shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to herein can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party hereto; (ii) no waiver which may be given by a party hereto shall be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party hereto shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

9.5. Entire Agreement and Modification

This Agreement supersedes all prior agreements among the Parties with respect to its subject matter (including, but not limited to, any letter of intent among Buyer and the Sellers) and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto. This Agreement may not be changed or terminated, except by a written agreement executed by the Buyer Parties and the Sellers.

9.6. Assignments, Successors and No Third-Party Rights

This Agreement shall apply to and be binding in all respects upon, and shall inure to the benefit of, the successors and assigns of the Parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, their successors and assigns, and for the benefit of no other Person. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 9.6 shall prevent Buyer, without the consent of Seller, (a) from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with Buyer, or which is acquiring all or substantially of the assets of Buyer, or (b) from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution providing financing for the acquisition contemplated hereby, but no such transfer or assignment made pursuant to clauses (a) or (b) shall relieve Buyer of its obligations under this Agreement.

9.7. Severability

In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent no held invalid or unenforceable.

9.8. Section Headings; Construction

The headings of Sections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to Sections in this Agreement refer to the corresponding Sections of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein,” “hereof,” “hereby,” “hereinabove,” “hereinbelow,” “hereunder,” and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision hereof.

9.9. Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.10. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same agreement.

9.11. Seller’s Release.

(a) Each of the Sellers does hereby, on behalf of himself, herself or itself and his, her or its agents, representatives, attorneys, successors and assigns, heirs, executors and administrators (collectively, the “Seller Parties”) RELEASE AND FOREVER DISCHARGE the Company and Buyer, and their respective Related Persons, parents, joint ventures, officers, directors, shareholders, interest holders, members, managers, employees, consultants, representatives, successors and assigns, heirs, executors and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever at law, in equity or otherwise, which such Seller or any of the Seller Parties ever had, now has, or hereafter may have, arising contemporaneously with or prior to the Closing Date from or relating in any way to such Seller’s status as a shareholder, employee, investor, lender or debtor of the Company (excluding any right to indemnification or contribution from the Company), any agreement between such Seller and the Company or any Related Person of the Company, and any claims for reasonable attorneys’ fees and costs, but not including such claims to payments and other rights provided to such Seller Party under this Agreement or the Other Transaction Documents contemplated herein or any of the agreements set forth on Section 9.11(a) of the Disclosure Schedules hereto; provided, however, nothing contained herein shall operate to release any obligation of the Buyer under this Agreement or any of the Other Transaction Documents. The release contained in this Section 9.11(a) is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this release shall operate as a clear and unequivocal waiver by each Seller of any claim for accrued or unpaid wages, benefits or any other type of payment whatsoever.

(b) Each Seller and his, her or its Seller Parties agrees never to bring (or cause or permit to be brought) any action or proceeding against the Company or any other Company Party regarding such Seller’s status as a shareholder, employee, director, investor, lender or debtor of the Company at any time prior to the Closing, agreements with the Company or any Related Person of the Company that relate to such Seller’s status as a shareholder, employee, director, investor, lender or debtor of the Company (including, without limitation, the agreements set forth on Section 9.11(b) of the Disclosure Schedules hereto) at any time prior to the Closing, or any claim released pursuant to Section 9.11(a). Each Seller agrees that in the event that any claim, suit or action released pursuant to Section 9.11(a) shall be commenced by him, her or it or any of his, her or its Seller Parties against the Company or any other Company Party, the release contained in Section 9.11(a) shall constitute a complete defense to any such claim, suit or action so instituted.

(c) Each Seller hereby covenants and agrees, on behalf of himself, herself or itself and his, her or its Seller Parties, that neither such Seller nor any of his, her or its Seller Parties will encourage any Person to file a lawsuit, claim or complaint against the Company or any other Company Party relating to the claims released pursuant to Section 9.11(a). Each Seller hereby covenants and agrees, on behalf of himself, herself or itself and his, her or its Seller Parties, that neither Seller nor any of the Seller Parties will assist any Person who files or has filed a lawsuit, claim, or complaint against the Company or any other Company Party relating to the claims released pursuant to Section 9.11(a) unless such Seller or any of his or its Seller Parties is required to render such assistance pursuant to a lawful subpoena or other legal obligation. If a Seller or any of such Seller’s Seller Parties is served with any such legal subpoena or becomes subject to any such legal obligation, such Seller shall provide prompt written notice to Buyer thereof and enclose a copy of the subpoena and any other documents describing the legal obligation with such written notice.

(d) The parties agree and acknowledge that the release of any asserted or unasserted claims against the Company and the other Company Parties pursuant to Section 9.11(a) are not and shall not be construed to be an admission of any violation of any Federal, state or local statute or regulation, or of any duty owed by the Company or any of the other Company Parties any Seller.

(e) Each Seller acknowledges that there is a risk that after signing this Agreement he, she or it may discover losses or claims that are released under this Agreement, but that are presently unknown to him or it. Each Seller assumes this risk and understands that this release shall apply to any such losses and claims. Each Seller understands that this Agreement includes a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in Section 9.11(a) above. Each Seller acknowledges that by accepting the benefits and payments set forth in this Agreement, he or it assumes and waives the risk that the facts and the law may be other than as he, she or it believes.

(f) The Company and the Sellers hereby acknowledge and agree that each agreement set forth on Section 9.11(b) of the Disclosure Schedules hereto has been terminated and is of no further force and effect.

(g) Each Seller certifies and acknowledges that he, she or it:

(i) has read the terms of this Agreement and the release provided hereunder, and that he or it understands its terms and effects, including the fact that he or it has agreed to RELEASE AND FOREVER DISCHARGE the Company and all other Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to Section 9.11(a);

(ii) has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he or it acknowledges is adequate and satisfactory to him or it; and

(iii) has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement.

(h) This Section 9.11 shall be effective upon the consummation of the Closing.

9.12. Sellers’ Representative. By the execution and delivery of this Agreement, the Sellers hereby irrevocably constitute and appoint Kimberly L. Wagner as the true and lawful agent and attorney-in-fact (the “Sellers’ Representative”) of the Sellers with full power of substitution to act in the name, place and stead of the Sellers with respect to the transfer of the Shares owned by the Sellers to the Buyer in accordance with the terms and provisions of this Agreement, and to act on behalf of the Sellers in any litigation or arbitration involving this Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(a) to act for the Sellers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any Claim on behalf of the Sellers and to transact matters of litigation;

(b) to execute and deliver all ancillary agreements, certificates and documents that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(c) to receive funds and give receipts for funds;

(d) to do or refrain from doing any further act or deed on behalf of the Sellers that the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Sellers could do if personally present; and

(e) to receive service of process in connection with any Claims under this Agreement.

The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and the Buyer Parties and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in all matters referred to herein. All payments and notices made or delivered by the Buyer Parties to the Sellers’ Representative for the benefit of the Sellers shall discharge in full all liabilities and obligations of the Buyer Parties to the Sellers with respect thereto. The Sellers hereby confirm all that the Sellers’ Representative shall do or cause to be done by virtue of his appointment as the Sellers’ Representative. The Sellers’ Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believes to be in the best interest of the Sellers and consistent with the obligations under this Agreement, but the Sellers’ Representative shall not be responsible to the Sellers for any loss or damages the Sellers may suffer by the performance of his duties under this Agreement, other than loss or damage arising from willful violation of the law or gross negligence in the performance of his or her duties under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, individually or by their duly authorized representatives, have executed and delivered this Agreement as of the date first written above.

BUYER:

ENCOMPASS GROUP AFFILIATES, INC.,
a Delaware corporation

By:/s/ Wayne I. Danson
Name: Wayne I. Danson
Title: President and CFO

PARENT:
ENCOMPASS GROUP AFFILIATES, INC.,
a Florida corporation

By:/s/ Wayne I. Danson
Name: Wayne I. Danson
Title: President and CEO

[Remainder of page left intentionally blank.]

COMPANY:

TRITRONICS, INC.

By:/s/ Roger P. Williams, Sr.
Name: Roger P. Williams, Sr.
Title: Chief Executive Officer

SELLERS:

TRITRONICS, LLC

By: /s/ Roger P. Williams, Sr.
Name: Roger P. Williams, Sr.
Title: Manager

/s/ Roger P. Williams, Sr.
Roger P. Williams, Sr.

/s/ Virginia L. Williams
Virginia L. Williams

/s/ Randy M. Williams, Sr.
Randy M. Williams, Sr.

/s/ Kimberly L. Wagner
Kimberly L. Wagner

/s/ Kelly A. Scarff
Kelly A. Scarff

/s/ James W. Scarff, Jr.
James W. Scarff, Jr.

SCHEDULE 1

DEFINITIONS

“Applicable Contract” means any Contract (a) under which the Company has any rights, (b) under which the Company has any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is bound.

“Best Efforts” means the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Business” means, collectively, the business of the Company as presently conducted or proposed to be conducted (including, without limitation, the wholesale distribution of electronic parts and accessories for electronic goods and related items).

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding and currently in effect or for which the Company has or may have any remaining obligations or liabilities.

“Designated Indebtedness” means the principal and accrued interest outstanding under the (i) Retail Installment Sale Contract, dated December 30, 2006, between Tritronics, Inc., as buyer, and Boyle Buick Pontiac, as creditor and (ii) Term Note, dated January 20, 2006, between Tritronics, Inc., as borrower, and Manufacturers and Traders Trust Company, as lender.

“Encumbrance” means any charge, claim, community property or similar interest, condition, equitable interest, lien, option, pledge, security interest, charge, title retention agreement, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)  financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)  any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Environmental Law” means any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)  preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)  reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)  assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)  protecting resources, species, or ecological amenities;

(f)  reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)  cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)  making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

“GAAP” means generally accepted accounting principles effective in the United States of America applied on a basis consistent throughout financial periods and consistent with each other.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)  federal, state, local, municipal, foreign, or other government;

(c)  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)  multi-national organization or body; or

(e)  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, regulated or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore, urea formaldehyde, perchlorate, polychlorinated biphenyls and asbestos or asbestos-containing materials.

“Indebtedness” means, as applied to any Person, (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of banker’s acceptances or letters of credit, (g) all interest, fees and other expenses owed with respect to the indebtedness referred to above, (h) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss and (i) all obligations or liabilities of any Person in respect of any payment to an employee or shareholder of a Related Person which is directly or indirectly guaranteed by such Person.

“Intellectual Property Assets” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means, in the case of an individual with respect to a particular fact or other matter:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual would be expected to ascertain in the normal and prudent exercise of such person’s duties to and activities with the Company.

The Company will be deemed to have “Knowledge” of a particular fact or other matter if Roger P. Williams, Kimberly L. Wagner, Randy M. Williams or James W. Scarff, Jr. has, or at any time had, Knowledge of such fact or other matter.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) including any liability for Taxes.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Material Adverse Change” or “Material Adverse Effect” means, with respect to the Buyer or the Company, as the case may be, an effect or change that would be materially adverse to the business, results of operations or financial condition of such party taken as a whole or a material adverse effect on such party’s ability to consummate the Transactions. In determining whether a Material Adverse Effect or a Material Adverse Change has occurred, the effect of the following will be disregarded: (i) any change in Legal Requirements or interpretations thereof by any Governmental Body; (ii) any change in GAAP; (iii) any change in general business or economic conditions affecting the industry in which the Company or the Buyer competes; (iv) announcement of the transactions contemplated by this Agreement; (v) the taking of any action contemplated by this Agreement or the Other Transaction Documents; and (vi) the commencement or escalation of a war or armed hostilities or the occurrence of acts of terrorism or sabotage.

“Net Working Capital” means, as at any date, (i) the aggregate amount of current assets of the Company as of such date (including cash on hand or in bank accounts) minus (ii) the aggregate amount of current liabilities of the Company as of such date (including all accrued liabilities and all outstanding and unpaid checks issued by the Company as of such date but excluding all Indebtedness), determined in accordance with GAAP except as set forth in Section 2.4(a) of the Disclosure Schedules.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means an action taken by a Person if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)  such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c)  such action is similar in nature and magnitude to actions customarily taken of such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any amendment to any of the foregoing.

“Other Transaction Documents” means the Employment Agreements, the Real Estate Leases, the Disclosure Schedules and all other documents, instruments and agreements to be executed and delivered in accordance with the Transaction.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Related Person” means, with respect to a particular individual:

(a) each other member of such individual’s Family;

(b)  any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)  any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)  any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)  any Person that holds a Material Interest in such specified Person;

(c)  each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)  any Person in which such specified Person holds a Material Interest;

(e)  any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)  any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC” means the Securities and Exchange Commission.

“Tax” means all United States federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments.

“Tax Authority” means any governmental authority with administrative or judicial authority and responsibility for enforcing the payment of Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Transaction Expenses” All expenses of Seller or the Company incurred in connection with the preparation, execution and consummation of this Agreement, the Other Transaction Documents and the Closing, including fees and disbursements of attorneys, accountants and other advisors and service providers, whether incurred by the Company or Seller.

SCHEDULE 2
SELLERS

1.	Roger P. Williams

2.	Virginia L. Williams

3.	Randy M. Williams, Sr.

4.	Kimberly L. Wagner

5.	Kelly A. Scarff

6.	James W. Scarff, Jr. (spouse of Kelly A. Scarff)